Exhibit 99.1

ARCP Reaches Agreement With Senior Noteholder Group
Senior Noteholder Group Agrees Not to Issue Default Notice for ARCP’s Failure to Deliver its Financial Statements as ARCP Continues Working Toward Issuing Financial Statements by March 2, 2015 Deadline Agreed to in Previously Announced Bank Facility Consent and Waiver
ARCP Received Purported Notice from Trustee Under ARCP’s Convertible Senior Notes Related to ARCP’s Failure to Deliver its Financial Statements

PHOENIX, AZ January 22, 2015 - American Realty Capital Properties, Inc. (together with its operating partnership, “ARCP”) (NASDAQ: ARCP) today announced that it has reached an agreement in principle with an ad hoc group of holders (the “Senior Noteholder Group”) representing a majority of the aggregate principal amounts of each of the 2.000% senior notes due 2017, the 3.000% senior notes due 2019 and the 4.600% senior notes due 2024, which, in each case, were issued by ARC Properties Operating Partnership, L.P., ARCP’s operating subsidiary, and guaranteed by ARCP under an indenture dated February 6, 2014 (the “Indenture”).

Pursuant to this agreement in principle, the Senior Noteholder Group has agreed not to issue a notice of default, prior to March 3, 2015, for ARCP’s failure to timely deliver its third quarter 2014 financial statements, which are required to be delivered pursuant to the terms of the Indenture. In exchange, ARCP has agreed to sign a confidentiality agreement with the Senior Noteholder Group’s counsel and pay reasonable and documented fees and expenses of such counsel up to $300,000. Furthermore, the parties have agreed that in the event a notice of default related to ARCP’s failure to timely deliver its third quarter 2014 financial statements is issued by the senior noteholders on or after March 3, 2015, the 60-day cure period set forth in the Indenture will be reduced by one day for each day after January 19, 2015 that the notice of default is given. The agreement in principle is subject in all respects to the negotiation and execution of definitive documentation among the parties. The agreement in principle was reached after the ad hoc group organized recently and directed counsel to the Senior Noteholder Group to engage in discussions with ARCP regarding the terms of a possible resolution in response to ARCP’s failure to timely deliver its third quarter 2014 financial statements. Weil, Gotshal & Manges LLP serves as counsel to the independent directors of the Board of Directors of ARCP. Davis Polk & Wardwell LLP serves as counsel to the Senior Noteholder Group.

ARCP also announced that it received on January 21, 2015 purported notice from the trustee under the indentures (the “Convertible Indentures”) governing each of the 3.00% convertible senior notes due 2018 issued by ARCP on July 29, 2013 and the 3.75% convertible senior notes due 2020 issued by ARCP on December 10, 2013 (collectively, the “Convertible Notes”) of ARCP’s failure to timely deliver its third quarter 2014 financial statements, which are required to be delivered pursuant to the terms of the Convertible Indentures. The holders of the Convertible Notes (the “Convertible Noteholders”) did not at any time approach ARCP to discuss ARCP’s failure to timely deliver its third quarter 2014 financial statements. Pursuant to the terms of the Convertible Indentures, ARCP has 60 days following its receipt of a notice of default to deliver the required financial statements, after which such failure would become an event of default under each of the Convertible Indentures.

In the event that ARCP fails to timely deliver its third quarter 2014 financial statements within the 60-day time period following a notice of default, absent another event of default by ARCP, ARCP may elect on or prior to the 59th day of such period that the sole remedy for such event of default would be to pay the Convertible Noteholders additional interest on the Convertible Notes. Should ARCP make such an election, it would prevent the Convertible Noteholders from accelerating amounts due under the Convertible Notes for a period of 180 days. At this time,

ARCP has not determined to make such an election as it is continuing to work toward issuing its financial statements on or prior to March 2, 2015. Any such additional interest would be payable at a rate equal to 0.25% per annum of the principal amount of the Convertible Notes for the first 90 days of such 180-day period beginning on the date the event of default first occurs, and at a rate equal to 0.50% per annum of the principal amount of the Convertible Notes for the last 90 days of such 180-day period.

If ARCP is able to meet the March 2, 2015 deadline agreed to in its previously announced bank facility consent and waiver for issuing its required financial statements, the senior noteholders and the Convertible Noteholders will not in the future be able to issue a notice of default related to ARCP’s failure to timely file such financial statements. ARCP continues to work with its external advisors to complete the restatement of its financial statements and file its Quarterly Report on Form 10-Q for the third quarter of 2014 within the period permitted by its previously announced bank facility consent and waiver, which extends until March 2, 2015.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.
About ARCP
ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements
The forward-looking information set forth herein is subject to various assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking information, including ARCP’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts; the developments disclosed in this press release; the timing and definitive findings of the Audit Committee’s investigation, and whether any additional accounting errors or other issues are identified; the timing and impact on ARCP’s previously reported net loss and AFFO of the re-filing of ARCP’s financial statements; negative reactions from ARCP’s creditors, stockholders, or business partners to the findings of the Audit Committee’s investigation or the re-filing of its financial statements; the results of the reevaluation of ARCP’s internal controls over financial reporting and disclosure controls and procedures and the timing and expense of any necessary remediation of control deficiencies; and the impact and result of any litigation or regulatory inquiries or investigations related to the findings of the Audit Committee’s investigation or ARCP’s re-filing of its financial statements. All of the forward-looking statements made herein are qualified by the above cautionary statements and those made in the “Risk Factors” section of ARCP’s Annual Report on Form 10-K for the year ended December 31, 2013 and ARCP’s other filings with the U.S. Securities and Exchange Commission (the “SEC”). Additional factors that may affect future results are contained in ARCP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Media Contact:
Bonni Rosen
212-590-3940